                                                                     Exhibit 2.3

                            ASSET PURCHASE AGREEMENT

                                 by and between

                      NOVARTIS PHARMACEUTICALS CORPORATION,

                              NOVARTIS CORPORATION,

                                       and

                           NEOSAN PHARMACEUTICALS INC.

                          dated as of December 13, 2001

                                TABLE OF CONTENTS

                                                                                     PAGE

Article I. Definitions.................................................................1

    SECTION 1.01   DEFINED TERMS.......................................................1
    SECTION 1.02   CONSTRUCTION OF CERTAIN TERMS AND PHRASES...........................8

Article II. Purchase and Sale of Purchased Assets......................................9

    SECTION 2.01   PURCHASE AND SALE OF PURCHASED ASSETS...............................9

Article III. Assumption of Liabilities.................................................9

    SECTION 3.01   ASSUMPTION OF ASSUMED LIABILITIES...................................9

Article IV. Purchase Price and Payment................................................10

    SECTION 4.01   PURCHASE PRICE.....................................................10
    SECTION 4.02   ALLOCATION OF PURCHASE PRICE.......................................10
    SECTION 4.03   PAYMENT OF SALES, USE AND OTHER TAXES..............................10

Article V. Closing....................................................................10

    SECTION 5.01   TIME AND PLACE.....................................................10
    SECTION 5.02   DELIVERIES AT CLOSING..............................................10

Article VI. Representations and Warranties of Seller..................................12

    SECTION 6.01   ORGANIZATION.......................................................12
    SECTION 6.02   AUTHORITY OF SELLER................................................12
    SECTION 6.03   CONSENTS AND APPROVALS.............................................13
    SECTION 6.04   NON-CONTRAVENTION..................................................13
    SECTION 6.05   MATERIAL CONTRACTS.................................................13
    SECTION 6.06   INTELLECTUAL PROPERTY RIGHTS.......................................13
    SECTION 6.07   LITIGATION.........................................................14
    SECTION 6.08   COMPLIANCE WITH LAW................................................15
    SECTION 6.09   TITLE TO PURCHASED ASSETS..........................................15
    SECTION 6.10   REGULATORY MATTERS.................................................15
    SECTION 6.11   BROKERS............................................................16
    SECTION 6.12   NO NON-COMPETITION AGREEMENTS OR PREFERENTIAL OBLIGATIONS..........16
    SECTION 6.13   ORDINARY COURSE....................................................16
    SECTION 6.14   EXCLUSIVE REPRESENTATIONS AND WARRANTIES...........................16

Article VII. Representations and Warranties of Buyer..................................16

    SECTION 7.01   CORPORATE ORGANIZATION.............................................16
    SECTION 7.02   AUTHORITY OF BUYER.................................................17
    SECTION 7.03   CONSENTS AND APPROVALS.............................................17

    SECTION 7.04   NON-CONTRAVENTION..................................................17
    SECTION 7.05   LITIGATION.........................................................18
    SECTION 7.06   BROKERS............................................................18
    SECTION 7.07   EXCLUSIVE REPRESENTATIONS AND WARRANTIES...........................18

Article VIII. Covenants of the Parties................................................18

    SECTION 8.01   COOPERATION........................................................18
    SECTION 8.02   ACCESS.............................................................18
    SECTION 8.03   BULK SALES.........................................................19
    SECTION 8.04   CORPORATE NAMES....................................................19
    SECTION 8.05   ASSISTANCE IN COLLECTING CERTAIN AMOUNTS...........................20
    SECTION 8.06   DIFFERENTIATION OF PRODUCTS........................................20
    SECTION 8.07   REGULATORY MATTERS.................................................20
    SECTION 8.08   PRODUCT RETURNS; REBATES; MANAGED CARE CONTRACTS...................21
    SECTION 8.09   FURTHER ASSURANCES.................................................23
    SECTION 8.10   TRANSITION TEAM....................................................23
    SECTION 8.11   NDC NUMBERS........................................................23
    SECTION 8.12   INSURANCE..........................................................23

Article IX. Indemnification...........................................................24

    SECTION 9.01   SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.......................24
    SECTION 9.02   INDEMNIFICATION....................................................24

Article X. Miscellaneous..............................................................27

    SECTION 10.01  CONFIDENTIALITY....................................................27
    SECTION 10.02  NOTICES............................................................29
    SECTION 10.03  ENTIRE AGREEMENT...................................................30
    SECTION 10.04  WAIVER.............................................................30
    SECTION 10.05  AMENDMENT..........................................................31
    SECTION 10.06  THIRD PARTY BENEFICIARIES..........................................31
    SECTION 10.07  ASSIGNMENT; BINDING EFFECT.........................................31
    SECTION 10.08  HEADINGS...........................................................31
    SECTION 10.09  SEVERABILITY.......................................................31
    SECTION 10.10  GOVERNING LAW......................................................32
    SECTION 10.11  CONSENT TO JURISDICTION AND FORUM SELECTION........................32
    SECTION 10.12  WAIVER OF JURY TRIAL...............................................32
    SECTION 10.13  SPECIFIC PERFORMANCE...............................................33
    SECTION 10.14  EXPENSES...........................................................33
    SECTION 10.15  COUNTERPARTS.......................................................33
    SECTION 10.16  SCHEDULES, EXHIBITS AND OTHER AGREEMENTS...........................33
    SECTION 10.17  PUBLICITY..........................................................33

EXHIBITS

A   -   Assumption Agreement
B   -   Bill of Sale and Assignment
C   -   Guaranty Agreement
D   -   Interim Supply Agreement
E   -   License Agreement
F   -   Trademark Assignment Agreement
G   -   Press Release

SELLER DISCLOSURE SCHEDULE

1.01    Product Trademarks
4.02    Purchase Price Allocation
6.05    Material Contracts
6.06(a) Registered Intellectual Property
6.07    Litigation
6.10(b) Regulatory Matters
6.10(c) Permits, Licenses and Registrations
8.08(d) Managed Care Contracts

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (this "Agreement") is made and entered into as of December 13, 2001, by and among NEOSAN PHARMACEUTICALS INC., a Delaware corporation ("Buyer") that is a wholly-owned subsidiary of AAIPHARMA INC., a Delaware corporation, NOVARTIS PHARMACEUTICALS CORPORATION, a corporation organized under the laws of Delaware ("Novartis"), and NOVARTIS CORPORATION, a New York corporation ("Novartis Corp."; Novartis and Novartis Corp. referred to collectively herein as "Seller").


                                    RECITALS

            Whereas, Seller is engaged in the business of manufacturing, marketing, selling and distributing the Products (as defined below) in the Territory (as defined below) (the "Business").

            Whereas, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).

                                    AGREEMENT

            Now, Therefore, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

                             ARTICLE I. DEFINITIONS

            SECTION 1.01 DEFINED TERMS.

            As used in this Agreement, the following defined terms have the meanings described below:

            "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

            "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

            "Assumed Liabilities" means exclusively the following Liabilities:
            (i) all accounts payable incurred by Seller in the Ordinary Course of Business in connection with the Business prior to the Closing, to the extent relating to goods, services, assets or other benefits to be provided to the Business on or after the Closing; (ii) all Liabilities and obligations that Buyer has expressly assumed or agreed to assume under this Agreement and the Interim Supply Agreement, each of even dates herewith; (iii) Seller's obligations under the Federal Supply Schedule and Section 340B of the Public Health Services Act to supply the Products at the respective prices therein; and (iv) all other Liabilities and obligations that arise out of the ownership or use or operation of the Purchased Assets (including the Regulatory Approvals), the Business or the Products, attributable in whole or in relevant part to occurrences and circumstances arising on or after the Closing Date.

            "Assumption Agreement" means the Assumption Agreement to be executed at Closing by Seller and Buyer, in the form attached hereto as Exhibit A.

            "Bill of Sale and Assignment" means the Bill of Sale and Assignment to be executed at Closing by Seller and Buyer, in the form attached hereto as Exhibit B.

            "Books and Records" means all files, documents, instruments, papers, books and records (including scientific and financial) of Seller to the extent relating to the Purchased Assets, Products or Business, including any pricing lists, quotations, proposals, customer lists (to the extent owned by Seller), information pertaining to sales of Products (including to doctors, general purchasing organizations and pharmacists), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation files, patent prosecution files, adverse claims or demands, investigation information or files, market research, marketing plans, media plans, advertising, clinical study results pertaining to marketing of Products or to planned, current, past or Terminated terbutaline sulfate products, form letters and medical queries, sales training materials, trademark registration certificates, trademark renewal certificates, and other documentation to the extent relating to the Product Intellectual Property, the Products, the Business, the Purchased Assets or the Regulatory Approvals, but excluding any such items (i) to the extent that any applicable Law prohibits their transfer, (ii) to the extent that any transfer thereof would cause Seller to violate confidentiality provisions thereunder, (iii) received from third-parties in connection with their acquisition of the Purchased Assets, the Products or Business, or (iv) specifically prepared by Seller for the negotiation of this Agreement.

            "Business" has the meaning set forth in the recitals to this Agreement.

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in New York or Charlotte are authorized or obligated to close.

            "Buyer Disclosure Schedule" has the meaning set forth in the preamble of Article VII to this Agreement.

            "Closing" has the meaning set forth in Section 5.01.

            "Closing Date" has the meaning set forth in Section 5.01.

            "Confidentiality Agreement" has the meaning set forth in Section 10.01(f).

            "Contract" means any and all legally binding commitments, contracts, leases, indentures, purchase orders, leases, or other agreements, whether written or oral, including all amendments thereto.

            "Corporate Names" has the meaning set forth in Section 8.04(a).

            "Damages" has the meaning set forth in Section 9.02(a).

            "Derivative Brethine Products" means any new pharmaceutical products developed by, or on behalf of, Buyer containing terbutaline sulfate as an active pharmaceutical ingredient, either alone or in combination with another active pharmaceutical ingredient, and based on, or derived from, in whole or in part, the Products and introduced and sold in the Territory.

            "Encumbrance" means any mortgage, pledge, security interest, deed of trust, lease, lien, adverse claim, levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

            "Excluded Intellectual Property" means (i) Seller Trademarks, (ii) Seller Trade Dress, and (iii) any intellectual property of Seller other than Product Intellectual Property.

            "FDA" means the United States Food and Drug Administration.

            "Finished Goods" means any Products packaged and ready for distribution to the ultimate customer for such Products.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or of any state, county, city or other political subdivision therein.

            "Guaranty Agreement" means the Guaranty Agreement of even date herewith, in the form attached hereto as Exhibit C.

            "INDs" means Investigational New Drug applications filed with the FDA, and all supplements, amendments and revisions thereto.

            "Indemnification Claim Notice" has the meaning set forth in Section 9.02(c).

            "Indemnified Party" has the meaning set forth in Section 9.02(c).

            "Indemnitee" and "Indemnitees" have the respective meanings set forth in Section 9.02(c).

            "Interim Supply Agreement" means the Interim Supply Agreement of even date herewith, in the form attached hereto as Exhibit D.

            "Inventory" means all inventory located in the Territory of Finished Goods owned as of the Closing by Seller thereof, whether held at a location or facility of Seller (or of any other Person on behalf of Seller) or in transit to or from Seller (or any such other Person).

            "Know-How" means all Product specifications; manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; expertise; skill; practices and procedures; formulae; trade secrets; inventions; confidential information; analytical methodology; processes; methods; preclinical, clinical, stability and other data and results; market studies; and all other experience and know-how, in each case in tangible form and to the extent related to the Products in the Territory, whether or not patentable.

            "Knowledge" with respect to any Party, means the actual knowledge of the officers (or persons performing similar functions) or in-house attorneys of such Person, after reasonable inquiry.

            "Law" means any U.S. federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority, including all regulations and guidances of the FDA (including its current good manufacturing practices, or cGMP).

            "Liability" means any obligations, debts or liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable, and due or to become due), including any of the foregoing arising under any Contract, Law or Order or in or as a result of any Action or Proceeding, and any liability for Taxes (whether arising under Treasury Regulation Section 1.1502-6 or otherwise).

            "License Agreement" shall mean the License Agreement of even date herewith, in the form attached hereto as Exhibit E.

            "Managed Care Contracts" means the agreements related to the sale of Products in the United States to certain managed care accounts set forth in Section 8.08(d) of the Seller Disclosure Schedule.

            "Marketing Materials" means all marketing and promotional materials used solely and exclusively with respect to the marketing and sale of the Products in the Territory that are in existence as of the Closing Date to the extent such materials are within the possession of Seller.

            "Material Adverse Effect" means an effect or condition which, individually or in the aggregate with other adverse effects, is materially adverse to (i) the Purchased Assets taken as a whole;
            (ii) the Business taken as a whole; or (iii) the Products and the Regulatory Approvals taken individually; but shall not include (a) any adverse effect due to changes in conditions generally affecting
            (1) the healthcare industry or (2) the United States economy as a whole, (b) any change or adverse effect caused by, or relating to, the announcement of this Agreement and the transactions contemplated by this Agreement or (c) any adverse effect due to changes in Law.

            "Medicaid Reimbursements and Rebates" means all state and federal Medicaid credits, chargebacks, utilization based or other rebates, reimbursements, refunds, discounts, allowances, and similar payments related to the Products.

            "NDC Numbers" means, collectively, the national drug code numbers associated with the Products.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Ordinary Course of Business" means such action that is consistent with the ordinary-course past practices of the Business.

            "Other Rebates" means all credits, chargebacks, utilization based or other rebates, reimbursements, refunds, discounts, allowances, and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to the Products, other than Medicaid Reimbursements and Rebates.

            "Party" means each of Buyer and Seller.

            "Patents" means all U.S. and other patents, patent applications, and statutory invention registrations (which, for the purpose of this

            Agreement, shall be deemed to include provisional applications and invention disclosures), including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

            "Permitted Encumbrance" means (i) any Encumbrance for Taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings and (ii) any imperfection of title or other Encumbrance that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a Material Adverse Effect.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization, trust, union, association, or other entity, or any Governmental or Regulatory Authority.

            "Product" or "Products" means each and both of the following forms of terbutaline sulfate products, marketed and sold under the trademark "Brethine(R)", in all dosage strengths: (i) Brethine(R) tablets and (ii) Brethine(R) intravenous ampules.

            "Product Intellectual Property" means any and all of the following intellectual property rights owned by Seller in the Territory that are used or useful solely and exclusively in the manufacture, sale, use, marketing and distribution of the Products (including all pending or Terminated derivatives, improvements or variations thereof or other pending or Terminated terbutaline sulfate products as of the Closing Date): (i) Patents; (ii) Know-How; (iii) copyrights in any copyrightable Marketing Material; (iv) the Product Trademarks; and (v) the Product Trade Dress.

            "Product Trademarks" means the U.S. Trademarks set forth in Section
            1.01 of the Seller Disclosure Schedule.

            "Product Trade Dress" means the current trade dress of any Product, but excluding the Seller Trade Dress.

            "Purchase Price" has the meaning set forth in Section 4.01.

            "Purchased Assets" means the following, and only the following, solely and exclusively in the Territory: (i) all rights, title and interest in and to the Products and all pending or Terminated derivatives, improvements or variations thereof and pending or Terminated terbutaline sulfate products existing as of the Closing Date, including all rights to the marketing, sale, distribution and manufacturing thereof, in the Territory; (ii) the Regulatory

            Approvals; (iii) the Product Intellectual Property; (iv) the Marketing Materials; (v) the Books and Records; and (vi) all unfilled customer orders for Finished Goods as of the Closing Date (a list of such orders to be provided to Buyer within ten (10) Business Days after the Closing Date). The Purchased Assets do not include the Retained Assets.

            "Registered Intellectual Property" means the Product Trademarks registered or filed in the United States.

            "Regulatory Approvals" means, with respect to the Products, the New Drug Application for such Products identified in Section 6.10 of the Seller Disclosure Schedule, all amendments, revisions and supplements thereto and the official regulatory files and data in Seller's possession or control as of the Closing relating thereto, including all regulatory and clinical files and data for other pending, planned or Terminated development projects for terbutaline sulfate products.

            "Retained Assets" means all assets of Seller and its Affiliates except the Purchased Assets. For purposes of clarity and not of limitation, "Retained Assets" shall include (a) the Excluded Intellectual Property, (b) Inventory (which will be purchased under the terms of the Interim Supply Agreement) and all plant, equipment and fixed assets of Seller and its Affiliates and (c) all assets of Seller and its Affiliates outside the Territory.

            "Retained Liabilities" means all Liabilities of Seller except the Assumed Liabilities.

            "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article VI of this Agreement.

            "Seller Trademarks" means (i) the names "Geigy," "Novartis", "Novartis Pharmaceuticals Corporation" and "Novartis Corporation" and all variations, formatives, derivatives and colorable imitations of any of the foregoing, and (ii) all other Trademarks of Seller, other than the Product Trademarks, currently used by Seller in connection with the manufacture, marketing, sale and distribution of the Products.

            "Seller Trade Dress" means (i) the stripes, bands and coloring used on the packaging or ampule of any Product, and (ii) the tablet, capsule or ampule shape and coloring of any Product, in each case to the extent used on other Seller product packaging or for the tablets, capsules or ampules of other Seller products.

            "Tax" means all of the following taxes in connection with the operations of the Business or the transactions contemplated hereby:
            (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax in the Territory; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

            "Terminated," with respect to (i) any derivative, improvement or variation of a Product or (ii) any other pharmaceutical product utilizing terbutaline sulfate as an active ingredient, means any such derivative, improvement, variation or terbutaline sulfate product, the manufacture, sale or development of which was terminated in the Territory by Seller during the preceding continuous twenty-four (24) month period ending on the Closing Date.

            "Territory" means the United States.

            "Third Party Claim" has the meaning set forth in Section 9.02(d).

            "Trademarks" means all U.S. and other trademarks, trade names, brand names, logotypes, symbols, service marks, designs, trade names and the goodwill of the business symbolized thereby and all renewals, modifications and extensions thereof.

            "Trademark Assignment Agreement" shall mean the Trademark Assignment Agreement to be executed at Closing by Novartis Corp. and Buyer, in the form attached hereto as Exhibit F.

            "Transition Team" has the meaning set forth in Section 8.10.

            "United States" or "U.S." means the United States of America, its territories and possessions, including Washington, D.C. and Puerto Rico.

            SECTION 1.02 CONSTRUCTION OF CERTAIN TERMS AND PHRASES.

            Unless the context of this Agreement otherwise requires, when used in this Agreement: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereto", "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; (f) the term "including", "include" or "includes" shall be deemed to be followed by "without limitation";
(g) the word "primarily" shall be deemed to be followed by the words "or exclusively"; (h) references to any recitals, Articles, Sections, Exhibits, Schedules or Appendices shall be deemed to refer to the recitals, Articles, Sections, Exhibits, Schedules or Appendices hereof; and (i) references to currency means U.S. Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. This Agreement shall be deemed to be drafted jointly by all the Parties and shall not be specifically construed against any Party hereto based on any claim that such Party or its counsel drafted this Agreement.

               ARTICLE II. PURCHASE AND SALE OF PURCHASED ASSETS

            SECTION 2.01 PURCHASE AND SALE OF PURCHASED ASSETS.

            (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear from all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest, as of the Closing, in and to the Purchased Assets. (In the event, following the Closing, that Seller or Buyer discovers that any of the Purchased Assets were held at the time of Closing by any Affiliate of Seller and not transferred to Buyer at the Closing, Seller shall cause the transfer thereof to Buyer or Buyer's designee as promptly as commercially practicable after such discovery.)

            (b) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Seller and its Affiliates shall retain all of their right, title and interest in and to the Retained Assets (subject to Buyer's rights under the License Agreement of even date herewith); and (ii) Seller may retain a copy of all Books and Records, Marketing Materials and other documents or materials conveyed hereunder for archival purposes, for purposes of fulfilling its obligations under applicable Law and for purposes of performing its obligations under the Interim Supply Agreement (and for no other uses or purposes, including for filing, or providing to others to file, for future New Drug Applications or INDs for pharmaceutical products in which terbutaline sulfate is the sole or primary active ingredient).

                     ARTICLE III. ASSUMPTION OF LIABILITIES

            SECTION 3.01 ASSUMPTION OF ASSUMED LIABILITIES.

            Subject to the terms and conditions of this Agreement, as of the Closing Date and effective upon the Closing, Buyer agrees to assume, satisfy, perform, pay and discharge the Assumed Liabilities, when and as due. For purposes of clarity and not of limitation, Buyer and its Affiliates are not assuming, and shall not be liable for, any Retained Liabilities.

                     ARTICLE IV. PURCHASE PRICE AND PAYMENT

            SECTION 4.01 PURCHASE PRICE.

            As consideration for the Purchased Assets, Buyer shall:

            (a) deliver or cause to be delivered to Seller at the Closing, the sum of $26.6 million (the "Purchase Price") in immediately available funds by wire transfer into a bank account or accounts designated by Seller two Business Days before the Closing; and

            (b) assume the Assumed Liabilities at the Closing pursuant to the Assumption Agreement in the form of Exhibit A hereto.

            SECTION 4.02 ALLOCATION OF PURCHASE PRICE.

            The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with applicable law and as set forth in
Section 4.02 of the Seller Disclosure Schedule hereto. Buyer and Seller agree
(a) to report the transactions contemplated by this Agreement for Tax purposes in accordance with the allocations set forth on Schedule 4.02 hereto and (b) not to take any position inconsistent with such allocations on any of their respective Tax returns, in any Tax refund claim, in any litigation or otherwise, unless otherwise required by applicable Law.

            SECTION 4.03 PAYMENT OF SALES, USE AND OTHER TAXES.

            Seller and Buyer shall each be responsible for 50% of all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the sale by Seller of the Purchased Assets to Buyer pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

                               ARTICLE V. CLOSING

            SECTION 5.01 TIME AND PLACE.

            The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place on the date hereof, at the offices of Dewey Ballantine LLP in New York, NY, (the "Closing Date").

            SECTION 5.02 DELIVERIES AT CLOSING.

      (a) Closing Deliveries by Seller. At or as part of the Closing, Seller shall deliver or cause to be delivered to Buyer:

      (i) physical possession (or implement arrangements satisfactory to Buyer of transfer and delivery of physical possession) of all tangible personal property included in the Purchased Assets, including, (A) all tangible personal property included in the Regulatory Approvals and (B) the Marketing Materials and the Books and Records to the extent relating to the Purchased Assets, and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Seller and Buyer, provided that Seller's obligation to deliver such Books and Records and Marketing Materials shall be satisfied by its good faith and commercially reasonable efforts to locate and deliver all of such Books and Records and Marketing Materials at the Closing, and provided further that in the event that, following the Closing, Seller or Buyer discover that any Books and Records to the extent relating to the Purchased Assets and Marketing Materials have not yet been delivered to Buyer, Seller shall deliver such additional Books and Records and Marketing Materials promptly to Buyer;

      (ii) a duly executed counterpart of the Assumption Agreement in the form of Exhibit A hereto;

      (iii) a duly executed Trademark Assignment Agreement in the form of Exhibit F hereto;

      (iv) a duly executed Bill of Sale and Assignment in the form of Exhibit B hereto;

      (v)   a certificate of insurance in accordance with Section 8.12(a);

      (vi) a duly executed counterpart of the Interim Supply Agreement in the form of Exhibit D hereto;

      (vii) a duly executed counterpart of the License Agreement in the form of Exhibit E hereto;

      (viii) a duly executed counterpart of the Guaranty Agreement; and

      (ix) such other documents, instruments and certificates as Buyer and Seller may mutually agree upon.

      (b) Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

      (i) the Purchase Price, in immediately available funds by wire transfer into a bank account or accounts designated by Seller;

      (ii) a duly executed counterpart of the Assumption Agreement in the form of Exhibit A hereto;

      (iii) a duly executed counterpart of the Interim Supply Agreement in the form of Exhibit D hereto;

      (iv) a duly executed counterpart of the License Agreement in the form of Exhibit E hereto;

      (v)   a certificate of insurance pursuant to Section 8.12(b);

      (vi) such other documents, instruments and certificates as Buyer and Seller may mutually agree upon;

      (vii) a duly executed counterpart of the Guaranty Agreement; and

      (viii) the Inventory Purchase Order and the Initial Purchase Order (each as defined in the Interim Supply Agreement).

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer, subject to such exceptions as are set forth in the disclosure schedule attached hereto (the "Seller Disclosure Schedule"), as follows:

            SECTION 6.01 ORGANIZATION.

            Each individual entity constituting Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own the Purchased Assets owned by it and carry on the Business as currently conducted by it. Each individual entity constituting Seller is duly qualified to conduct its business and is in good standing in each jurisdiction where the nature of such business requires such qualification, except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder.

            SECTION 6.02 AUTHORITY OF SELLER.

            Each individual entity constituting Seller has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each individual entity constituting Seller has taken all action required by Law, its certificate of incorporation, by-laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, when duly authorized, executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

            SECTION 6.03 CONSENTS AND APPROVALS.

            No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, or by any customer, supplier or other third party, are required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a Material Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder.

            SECTION 6.04 NON-CONTRAVENTION.

            The execution and delivery by Seller of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, by-laws, or other organizational documents of Seller, other than such conflicts, violations or breaches as would not have a Material Adverse Effect; or

            (b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by Seller and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by Seller, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller, the Business, the Products or the Purchased Assets, other than such conflicts, violations or breaches as would not have a Material Adverse Effect.

            SECTION 6.05 MATERIAL CONTRACTS.

            Except as set forth in Section 6.05 of the Seller Disclosure Schedule, Seller is not a party to any contracts pertaining to the Territory with a value in excess of $250,000 and that relate to (i) the manufacture, marketing, sale or distribution of any of the Products; (ii) the acquisition, sale, licensing in or out, or assignment of Product Intellectual Property; (iii) the purchase or disposition of assets, or the provision of services, to or from the Business; or (iv) sales of Products to any Governmental or Regulatory Authority.

            SECTION 6.06 INTELLECTUAL PROPERTY RIGHTS.

            (a) Section 6.06(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property. Except as set forth in Section 6.06(a) of the Seller Disclosure Schedule, Seller owns all right, title and interest in and to, or has a license, sublicense or other permission to use, and is legally entitled to transfer to Buyer, all of the Registered Intellectual Property, free and clear of all

Encumbrances, except Permitted Encumbrances. All necessary registration, maintenance and renewal fees due in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright or trademark office or other Governmental or Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property, except where the failure to file such registration, maintenance and renewal fees will not have a Material Adverse Effect or a material adverse effect on any of the Trademarks included in the Registered Intellectual Property.

            (b) Seller owns all right, title and interest in and to, and is legally entitled to transfer to Buyer, all of the Product Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances, except where the failure to own any such right, title and interest or have any such license, sublicense or other permission to use will not have a Material Adverse Effect.

            (c) To the Knowledge of Seller, the operations of the Business as currently conducted, and the Products, do not infringe or misappropriate the intellectual property rights of any third party (except where any such infringement or misappropriation would not have a Material Adverse Effect), and Seller has not received any written notice from any Person of any claims of infringement or misappropriation with respect thereto (except where any such infringement or misappropriation would not have a Material Adverse Effect). To the Knowledge of Seller, such operations (including any methods of preparing and analyzing the Products) and the Products do not infringe or utilize any Patents of Seller or its Affiliates, other than those, if any, licensed to Buyer pursuant to the License Agreement of even date herewith.

            (d) All trademarks included in the Registered Intellectual Property are the subject of current registrations and have been continuously used for the uses specified in their trademark registrations since the first commercial sale of the Products in the Territory. There are no third-party rights in Seller's current registrations relating to the Product Trademarks. Seller has no Knowledge of any prior use, infringement, piracy or counterfeiting of such Product Trademarks, any superior rights by any third party in such Product Trademarks, or any adverse claims pertaining to such Product Trademarks.

            (e) Seller's Affiliates do not own any intellectual property rights of the following types or natures in the Territory that are used solely and exclusively in the manufacture, sale, use, marketing and distribution of the Products (including all pending or Terminated derivatives, improvements or variations thereof or other pending or Terminated terbutaline sulfate products existing as of the Closing Date): (i) Patents; (ii) Know-How; (iii) copyrights in any copyrightable Marketing Material; (iv) the Product Trademarks; (v) the Product Trade Dress.

            SECTION 6.07 LITIGATION.

            Except as set forth in Section 6.07 of the Seller Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened or reasonably anticipated against Seller or its Affiliates in the Territory that relate to (a) the

Purchased Assets or the Business; (b) this Agreement; (c) the transactions contemplated by this Agreement; or (d) the Products or Regulatory Approvals, which if adversely determined would have a Material Adverse Effect. Seller is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Seller to perform its obligations hereunder.

            SECTION 6.08 COMPLIANCE WITH LAW.

            Except as set forth in Section 6.10 below, since January 1, 1999, Seller has operated the Business substantially in compliance with all applicable Laws, except where failure to so comply would not have a Material Adverse Effect, and Seller has not received any written notice alleging any violation of such Laws since January 1, 1999.

            SECTION 6.09 TITLE TO PURCHASED ASSETS.

            Seller at Closing has good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and has the legal right and ability to transfer the Purchased Assets to Buyer subject to the Permitted Encumbrances.

            SECTION 6.10 REGULATORY MATTERS.

            (a) Except as would not have a Material Adverse Effect, all of the Regulatory Approvals are current and in full force and effect, have been duly and validly issued, contain no material error or omission, and are owned exclusively by Seller. All Products are covered by a Regulatory Approval that permits sale of such Product in the Territory. Except as set forth in Section
6.10 of the Seller Disclosure Schedule or as would not have a Material Adverse Effect, there is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Seller, threatened seeking the recall of any Products or the revocation or suspension of any Regulatory Approval. Seller has made available to Buyer complete and correct copies of all Regulatory Approvals.

            (b) Except as set forth in Section 6.10 of the Seller Disclosure Schedule, during the three years prior to the date of this Agreement, Seller has not received or been subject to: (i) any FDA Form 483's relating to any Product or any facility in which such Product is manufactured; (ii) any FDA Notices of Adverse Findings relating to any Product; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental or Regulatory Authority concerning any Product in which the FDA or such other Governmental or Regulatory Authority asserted that the operations of Seller were not in compliance with applicable Law with respect to any Product or the facilities in which any Product is manufactured, tested or stored.

            (c) Set forth on Section 6.10 of the Seller Disclosure Schedule are the permits, licenses, registrations and other approvals which are necessary for the registration, marketing, promotion, distribution and sale of the Products in the Territory in the manner conducted by Seller prior to the Closing.

            (d) During the last three years, there has not been any occurrence, nor is there under consideration or investigation by Seller, of any product recall conducted by or on behalf of Seller concerning any Product or, to the Knowledge of Seller, any product recall conducted by or on behalf of any other entity as a result of any alleged defect in any Product.

            SECTION 6.11 BROKERS.

            Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.

            SECTION 6.12 NO NON-COMPETITION AGREEMENTS OR PREFERENTIAL OBLIGATIONS.

            The Purchased Assets are not subject to any non-competition agreements with, or other agreements granting preferential rights to purchase or license the Purchased Assets to, any third Persons.

            SECTION 6.13 ORDINARY COURSE.

            From July 31, 2001 to the Closing Date, sales of the Products have not been in volumes greater than in the Ordinary Course of Business for comparable historical periods.

            SECTION 6.14 EXCLUSIVE REPRESENTATIONS AND WARRANTIES.

            Other than the representations and warranties set forth herein, Seller is not making any other representation or warranty, express or implied, with respect to the Products or the Purchased Assets. BUYER ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES. NO ORAL WARRANTIES, REPRESENTATIONS OR STATEMENTS SHALL BE CONSIDERED A PART HEREOF.

              ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller, subject to such exceptions as are set forth in the disclosure schedule attached hereto (the "Buyer Disclosure Schedule"), as follows:

            SECTION 7.01 CORPORATE ORGANIZATION.

            Buyer is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly qualified to conduct its business and is in good standing in each jurisdiction where the nature of the business conducted by it requires such qualification, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on or materially impair or delay Buyer's ability to perform its obligations hereunder.

            SECTION 7.02 AUTHORITY OF BUYER.

            Buyer has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its organizational documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, when duly authorized, executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

            SECTION 7.03 CONSENTS AND APPROVALS.

            No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority are required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder.

            SECTION 7.04 NON-CONTRAVENTION.

            The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, by-laws or other organizational documents of Buyer;

            (b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by Buyer and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by Buyer, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

            (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

            SECTION 7.05 LITIGATION.

            There are no Actions or Proceedings pending or, to the Knowledge of Buyer threatened or reasonably anticipated against Buyer which if adversely determined would delay the ability of Buyer to perform its obligations hereunder.

            SECTION 7.06 BROKERS.

            Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.

            SECTION 7.07 EXCLUSIVE REPRESENTATIONS AND WARRANTIES.

            Other than the representations and warranties set forth herein, Buyer is not making any other representation or warranty, express or implied. SELLER ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES. NO ORAL WARRANTIES, REPRESENTATIONS OR STATEMENTS SHALL BE CONSIDERED A PART HEREOF.

                     ARTICLE VIII. COVENANTS OF THE PARTIES

            SECTION 8.01 COOPERATION.

            Each Party shall reasonably cooperate with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller's reasonable cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to sell the Products in the Territory.

            SECTION 8.02 ACCESS.

            (a) Upon the request of Seller, Buyer shall at all times following the Closing, to the extent permitted by Law, grant to Seller and its representatives the right, during normal business hours, to inspect and copy the Books and Records and Marketing Materials and other documents obtained from Seller in Buyer's possession, to the extent pertaining to the operation of the Business prior to the Closing Date, for Tax purposes and in connection with Actions or Proceedings (except as otherwise stated in Section 8.02(b) below).

            (b) Buyer agrees to keep and maintain all Books and Records and Marketing Materials and other documents obtained from Seller in existence on the Closing Date for a period of seven years and make personnel of Buyer or its Affiliates available to Seller or its representatives to the extent such access is reasonably related to any Retained Assets or otherwise necessary for Seller to comply with the terms of this Agreement or comply with any applicable Law; it being understood that Buyer and its personnel are not obligated to provide access to any of Buyer's legally privileged information or documents hereunder (other than the information or documents delivered or transferred to Buyer in connection with the transactions contemplated herein).

            SECTION 8.03 BULK SALES.

            Buyer and Seller waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.

            SECTION 8.04 CORPORATE NAMES.

            (a) Except as set forth in this Section 8.04, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any Seller Trademarks or Seller Trade Dress or any other names, trademarks, trade names, trade dress or logos relating to Seller or any of its products other than those included in the Product Intellectual Property (collectively, the "Corporate Names").

            (b) Buyer may use in connection with its operation of the Business
(i) items of inventory of the Products that bear any of the Corporate Names (both Inventory and new inventory of Products manufactured during the period after Closing during which Buyer is obtaining regulatory approvals to change the labeling and stamping of the Products to remove the Corporate Names and to obtain and use new dies to manufacture Product without such Corporate Names), and (ii) Marketing Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names, until the later of (A) the exhaustion of such Inventory and Marketing Materials or (B) 6 months following the Closing (or such shorter period as any relevant Governmental or Regulatory Authority shall designate); provided, that Buyer shall use commercially reasonable best efforts to cease using the Corporate Names and Marketing Materials, and to obtain the foregoing regulatory approvals and new dies, as soon as commercially practicable after the Closing Date; and provided, further, that, consistent with the foregoing, Buyer and its Affiliates shall, and Buyer and its Affiliates shall cause each of their distributors to, use commercially reasonable best efforts to cease using the Corporate Names and exhaust the Product Inventory as soon as practicable following the Closing Date. Notwithstanding the foregoing, upon Buyer's receipt of the required regulatory approvals to change the stamping of the Products to remove the Corporate Names, Buyer shall promptly destroy or return to Seller any dies bearing the Corporate

Names then in the possession or control of Buyer or its Affiliates. Buyer acknowledges and agrees that Seller shall have no Liability arising out of or in connection with Buyer's or its Affiliate's use of the Corporate Names or the Marketing Materials. Buyer shall not bear the economic burden of any labeling, packaging or Marketing Materials in existence as of the Closing Date destroyed by Buyer or Seller following Buyer's cessation of use of the Corporate Names. Buyer agrees that any use thereby of the Corporate Names permitted under this
Section 8.04(b) shall be of a quality that equals or exceeds the standards of quality applicable to use of such Corporate Names by Seller prior to the Closing.

            SECTION 8.05 ASSISTANCE IN COLLECTING CERTAIN AMOUNTS.

            Seller shall remit as promptly as commercially practicable to Buyer any payments or other sums received by Seller on or after the Closing Date that relate to any sales or shipments of the Products made by Buyer on or after the Closing Date and Seller shall use reasonable efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Business (to the extent relating to operations thereof following the Closing) that are received by Seller on or after the Closing Date. From and after the Closing Date, Buyer shall, and shall cause its Affiliates to, promptly deliver to Seller any payments or other sums received from third parties that relate to any sales or shipments of the Products made by Seller before the Closing Date.

            SECTION 8.06 DIFFERENTIATION OF PRODUCTS.

            From and after the Closing, and as promptly as commercially practicable, Buyer shall institute appropriate procedures to ensure that products and goods of the Business, the Products and the Purchased Assets manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods of the Business manufactured, finished or sold by, or on behalf of, Seller and its Affiliates.

            SECTION 8.07 REGULATORY MATTERS.

            (a) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, but consistent with Sections 8.01, 8.09 and 10.14 hereof, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval and its related Products, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority; (ii) taking all actions and conducting all communication with third parties in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints and medical inquiries in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

            (b) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof and subject to the terms of the Interim Supply Agreement, Seller promptly shall notify Buyer if Seller receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, with respect to each Party's activities relating to the Products following the Closing, each Party shall cooperate with the other Party's reasonable requests and use commercially reasonable efforts to assist the requesting Party in connection with the investigation of and response to any complaint or adverse drug experience related to the Products. Any notification given by Seller within seventy-two
(72) hours of receipt of such complaint or report shall constitute "prompt" notification for purposes of this Section 8.07(b). In addition, Seller shall notify Buyer of any adverse drug experience or reaction reports or any other reports or information indicating that any of the Products have any toxicity, sensitivity reactions or are otherwise alleged to cause illness or injury of any kind within seventy-two (72) hours of Seller's receipt of any such reports.

            (c) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of units of Products sold by Seller deemed necessary by Seller in its reasonable discretion. Seller promptly shall notify Buyer in the event that a recall of product sold by Seller is necessary. All costs and Damages of such recalls with respect to Products sold prior to the Closing shall be Retained Liabilities.

            SECTION 8.08 PRODUCT RETURNS; REBATES; MANAGED CARE CONTRACTS.

            (a) For the period from the Closing Date through one (1) year thereafter, Seller shall bear the cost of returns of any Finished Goods which Seller previously sold; provided, however, that such returns will be subject to the requirement that (i) the Finished Goods being returned shall have expired or
(ii) the Finished Goods being returned are returned for reasons of non-conformance with applicable Specifications (as defined in the Interim Supply Agreement), and such returns are made within six (6) months of such expiration or within six (6) months from the time such non-conformance is first discovered. From and after such one (1) year period, Buyer shall be responsible for all returns of Finished Goods, regardless of the date of sale or the seller thereof. Neither Seller nor Buyer shall take any action to encourage, discourage or delay the return of any Finished Goods.

            (b) For the period from the Closing Date through seventy-five (75) days thereafter, Seller shall bear the cost of all Medicaid Reimbursements and Rebates for Finished Goods sold by Seller in the United States prior to the Closing Date, in each case in accordance with Seller's then current practices; provided, however, Buyer shall bear the additional costs of any Medicaid Reimbursements and Rebates for Finished Goods in the United States during such seventy-five (75) day period to the extent such costs exceed Seller's historical Medicaid Reimbursements and Rebates resulting from price increases or the setting of any new "best price", for Products established by Buyer during such seventy-five (75) day period. From and after the date on which such seventy-five (75) day post-closing period expires, Buyer shall bear the cost of all Medicaid Reimbursements and Rebates for Finished Goods sold in the United States, regardless of the date of sale, except that (i) Seller shall at all times bear all Liability for Medicaid Reimbursements and Rebates pertaining to sales of Products that can be reasonably identified as having been made prior to the Closing to the extent that the claims pertaining to such pre-Closing Medicaid Reimbursements and Rebates are based or asserted on civil or criminal fraud, breach of covenant in contracts regarding federal or state Medicaid obligations, or criminal violation and (ii) Buyer shall at all times bear all Liability for Medicaid Reimbursements and Rebates pertaining to sales of Products that can be reasonably identified as having been made on or after the Closing to the extent that the claims pertaining to such post-Closing Medicaid Reimbursements and Rebates are based or asserted on civil or criminal fraud, breach of covenant in contracts regarding federal or state Medicaid obligations, or criminal violation. For the avoidance of doubt, Seller shall be entitled to any and all Medicaid refunds, credits and other adjustments relating to the sale of Finished Goods prior to the Closing Date and Buyer shall be entitled to any and all Medicaid refunds, credits and other adjustments relating to the sale of Finished Goods on or after the Closing Date.

            (c) Notwithstanding any other provision of this Agreement, following the Closing Date, Seller shall be responsible for the administration of the federal and state government rebate process for all Products which bear the NDC Numbers associated with the Products as of the date hereof and Buyer shall be responsible for the administration of such process for all Products which bear the Buyer NDC Numbers. Seller, on the one hand, and Buyer, on the other hand, shall each furnish the other Party with any information necessary for each Party's performance of its administrative responsibilities pursuant to this
Section 8.08(c) in the form reasonably requested by the other Party, including, without limitation, applicable pricing information. For so long as Seller is responsible for the administration of the government rebate process for any Products, Buyer shall provide Seller with the necessary information within 10 days of the close of each calendar quarter. Buyer shall pay Seller a reasonable fee, in an amount and on terms to be mutually agreed by the Parties prior to Closing, as compensation for Seller's performance of administrative services pursuant to this Section 8.08(c).

            (d) For the period from the Closing Date through thirty (30) days thereafter, Seller shall be responsible for any payments, Other Rebates, administrative fees or chargebacks due to customers under the Managed Care Contracts set forth in Section 8.08(d) of the Seller Disclosure Schedule, as well as any payments, Other Rebates, administrative fees or chargebacks due under any state or federal program, regardless of the date of sale of the Products. After expiration of such time period, Buyer shall be responsible for any payments, Other Rebates, administrative fees or chargebacks due to customers under any Managed Care Contracts or any state or federal program, regardless of the date of sale of the Products.

            SECTION 8.09 FURTHER ASSURANCES.

            (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

            (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer's assumption of the Assumed Liabilities.

            SECTION 8.10 TRANSITION TEAM.

            Seller and Buyer hereby agree to establish a transition team (the "Transition Team") on the Closing Date, which shall consist of one Seller designee and one Buyer designee, and maintain such Transition Team for a period of forty-five (45) days from the Closing Date, to coordinate the actions, in accordance with the terms and conditions of this Agreement, of Seller and Buyer.

            SECTION 8.11 NDC NUMBERS.

            As soon as practicable following the Closing Date, Buyer will establish NDC Numbers (the "Buyer NDC Numbers") for the Product. Seller shall be required to maintain and not discontinue any NDC Number associated with the Products while Products labeled with Seller's NDC Numbers are still in commercial distribution. No later than thirty (30) days after the introduction of the Products labeled with the Buyer's NDC Numbers into commercial distribution, Seller shall discontinue its NDC Numbers associated with such Products.

            SECTION 8.12 INSURANCE.

            (a) At all times from the Closing Date through the later of (i) December 31, 2007 and (ii) the expiration date for any Product supplied to Buyer pursuant to the Interim Supply Agreement of even date herewith, Seller shall maintain product liability insurance written on a claims-made basis in an amount of not less than $5,000,000 annual aggregate. Seller shall provide Buyer with a certificate of insurance on the Closing Date as evidence of such insurance and annually thereafter evidencing the renewal of such insurance. Seller shall promptly notify Buyer of any change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to Buyer pursuant to this Section 8.12(a).

            (b) At all times from the Closing Date through the later of (i) December 31, 2007 and (ii) the expiration date for any Product supplied to Buyer pursuant to the Interim Supply Agreement of even date herewith, Buyer shall maintain product liability insurance written on a claims-made basis in an amount of not less than $5,000,000 annual aggregate. Buyer shall provide Seller with a certificate of insurance on the Closing Date as evidence of such insurance and annually thereafter evidencing the renewal of such insurance. Buyer shall promptly notify Seller of any change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to Seller pursuant to this Section 8.12(b).

                          ARTICLE IX. INDEMNIFICATION

            SECTION 9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.

            All representations and warranties of Seller or Buyer contained in this Agreement shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing Date. All such representations and warranties, and all indemnification rights with respect to breaches thereof, shall terminate eighteen (18) months after the Closing Date; provided that if notice of any claim for indemnification pursuant to Section 9.02(a)(ii) or 9.02(b)(ii) shall have been given prior to the expiration of such eighteen-month period, such claim shall survive until such time as it is finally resolved. The covenants and agreements of the Parties contained in this Agreement, and all indemnification rights with respect to breaches thereof, shall survive and remain in full force and effect for the applicable periods described herein or, if no such period is specified, indefinitely; provided that if notice of any claim for indemnification pursuant to Section 9.02(a)(i) or 9.02(b)(i) shall have been given prior to the expiration of the relevant underlying covenant or agreement, such claim shall survive until such time as it is finally resolved. The provisions of this Section 9.01 shall survive for so long as any other Section of this Agreement shall survive.

            SECTION 9.02 INDEMNIFICATION.

            (a) By Seller. Following the Closing, Seller shall indemnify, reimburse, and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages") to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Seller herein; (ii) the breach of any representation or warranty made by Seller in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); and (iii) the Retained Liabilities.

            Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article IX and pursuant to injunctive relief pertaining to this Agreement; provided that nothing herein shall relieve any Party from liability based or asserted on civil or criminal fraud, breach of covenant in contracts regarding federal or state Medicaid obligations, or criminal violation.

            (b) By Buyer. From and after the Closing, Buyer shall indemnify, reimburse, and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Buyer herein;
(ii) the breach of any representation or warranty made by Buyer in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); and (iii) the Assumed Liabilities.

            Seller acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article IX, pursuant to injunctive relief pertaining to this Agreement and pursuant to the Guaranty Agreement; provided that nothing herein shall relieve any Party from liability based or asserted on civil or criminal fraud, breach of covenant in contracts regarding federal or state Medicaid obligations, or criminal violation.

            (c) Procedures. In order for an indemnified Party under this Article IX (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall give the indemnifying Party (the "Indemnifying Party") written notice (an "Indemnification Claim Notice") following the discovery of the matters giving rise to any Damages; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are reasonably known at such time). The Indemnified Party shall deliver to the Indemnifying Party, with commercially reasonable promptness after the Indemnified Party's receipt of such notice, all information and documentation reasonably requested by the Indemnifying Party with respect to such Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Indemnified Party.

            (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 9.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 9.02(a) or
Section 9.02(b) (a "Third Party Claim") shall be subject to the following additional terms and conditions:

            (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim, by giving written notice to the Indemnified Party at any time after the Indemnifying Party's receipt of an Indemnification Claim Notice with respect to such Third Party Claim. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim legal counsel selected by the Indemnifying

                  Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any fees and expenses of counsel subsequently incurred by such Indemnified Party or other Indemnitee in connection with the defense or prosecution of the Third Party Claim.

            (ii) Without limiting Section 9.02(d)(i), in the event that the Indemnifying Party shall have assumed the defense of a Third Party Claim, any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (B) the Indemnifying Party shall have failed promptly to assume the effective defense or prosecution of such Third Party Claim.

            (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.02(d)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party.

            (iv) If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 9.02(d)(iv) are privileged by an attorney-client relationship, the parties shall cooperate in a manner as to preserve such privilege but to afford the Indemnifying Party with all information relevant to such Third Party Claim.

            (e) Limitations on Indemnification. Notwithstanding the foregoing, the indemnification in favor of any Indemnified Party included in the Indemnitees hereunder shall not be effective until the aggregate dollar amount of all Damages indemnified or indemnifiable against such Indemnified Party under this Section 9.02(a)(i)&(ii) and Section 11.1 of the Interim Supply Agreement (in the case of Seller) and 9.02(b)(i)&(ii) (in the case of Buyer), exceeds two hundred fifty thousand dollars ($250,000) (the "Deductible Amount"), and then only to the extent such aggregate amount exceeds the Deductible Amount; and (B) shall terminate once the aggregate dollar amount of all Damages indemnified against under Section 9.02(a)(i)&(ii) and Section 11.1 of the Interim Supply Agreement (in the case of Seller) and 9.02(b)(i)&(ii) (in the case of Buyer) aggregates to thirteen million dollars ($13,000,000) hereunder (the "Cap Amount"), and the Indemnifying Party shall thereafter have no further obligations or liabilities with respect to any such Damages thereafter.

            (f) Damages Net of Insurance; Additional Limitations on Indemnification. The amount of any Damages for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Damages. In no event shall any Party be liable to any other Party for incidental, indirect, special, punitive, exemplary or consequential damages, except to the extent that the Indemnified Party is required to pay any such Damages to any third party.

                            ARTICLE X. MISCELLANEOUS

            SECTION 10.01 CONFIDENTIALITY.

            (a) After the Closing, Seller shall not, without the prior written consent of Buyer, disclose to any Person, or use, confidential information relating to or concerning the Purchased Assets, the Products, any Derivative Brethine Products, or the Business (whether possessed by Seller or its Affiliates prior to the Closing or provided to Seller by Buyer or its Affiliates following the Closing), except (i) disclosures to Seller's employees or representatives who need to know such information for purposes of Taxes, accounting, pending litigation and other matters necessary in respect of the Seller's ownership, prior to the Closing Date, of the Purchased Assets, Products or the Business or (ii) with respect to Derivative Brethine Products covered by Seller's timely option to obtain marketing rights outside the Territory, disclosures to Government or Regulatory Authorities outside the Territory, and use by Seller and its Affiliates, solely in support of Seller's sale of such Derivative Brethine Products outside the Territory.

            (b) After the Closing, neither Buyer nor its Affiliates shall, without the prior written consent of Seller, disclose to any Person, or use, confidential information relating to confidential or proprietary data, information or records (whether written or oral) of the Seller (and any of its Affiliates) including the Seller's business and technical information, experience or data regarding any facility, programs, laboratories, processes, products, costs, equipment operation or customers, which confidential information is disclosed to Buyer or its Affiliates during or in connection with the negotiation or implementation of this Agreement, except for disclosures solely and exclusively relating to or concerning the Purchased Assets, the Products, any Derivative Brethine Products, or the Business (whether possessed by Buyer or its Affiliates prior to the Closing or provided to Buyer or their Affiliates by Seller following the Closing).

            (c) Notwithstanding the foregoing, however, a Party subject to the confidentiality and non-use obligations of this Section 10.01 may make such disclosures of such information to the extent, and only to the extent, that it has been advised by counsel that disclosure is required to be made to the intended recipients (and no others) under applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that such obligated Party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any information governed by such obligations, such obligated Party shall provide the Party whose information is being protected hereunder with prompt notice of such request or demands or other similar process so that the protected Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the obligated Party's compliance with the provisions of this Section 10.01 as appropriate.

            (d) The term confidential information as used in this Section 10.01 does not include information which (i) becomes generally available to the public other than as a result of disclosure by the receiving Party or its Affiliates,
(ii) was available on a non-confidential basis prior to its disclosure by the disclosing Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not bound by a confidentiality agreement with the disclosing Party.

            (e) The confidentiality and non-use obligations contained in this
Section 10.01 shall survive for a period of ten (10) years following the termination or expiration of the Interim Supply Agreement.

            (f) After the Closing, that certain Confidentiality Agreement, dated as of June 19, 2001, by and between Buyer and Seller (the "Confidentiality Agreement"), shall continue in full force and effect, except that Buyer is released from its obligations thereunder with respect to Confidential Information received from Seller thereunder that pertains to the Products, Business or Purchased Assets.

            SECTION 10.02 NOTICES.

            All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

                     If to Buyer to:

                               NeoSan Pharmaceuticals Inc.
                               2320 Scientific Park Drive
                               Wilmington, NC 28405
                               Attn:  Dr.  Philip Tabbiner, President
                               Telephone:  (910) 254-7000
                               Facsimile:  (910) 815-2387

                     With a copy to:

                               aaiPharma Inc.
                               2320 Scientific Park Drive
                               Wilmington, NC 28405
                               Attn.:  General Counsel
                               Telephone:  (910) 254-7000
                               Facsimile:  (910) 815-2387

                     If to Seller to:

                               Novartis Pharmaceuticals Corporation
                               59 Route 10
                               East Hanover, NJ 07936
                               Attn: Joseph M.  Farzetta,
                                     Head, U.S. Mature Products,
                                     and
                                     Sean Reilly
                                     Associate General Counsel
                               Telephone:  (973) 781-5238
                               Facsimile:  (973) 781-2469

                               Novartis Corporation
                               608 Fifth Avenue
                               New York, NY 10020
                               Attn: Wayne Merkelson
                                     Vice President and
                                     Associate General Counsel
                               Telephone:  (212) 957-8367
                               Facsimile:  (212) 307-1122

                     With a copy to:

                               Dewey Ballantine LLP
                               1301 Avenue of the Americas
                               New York, NY 10019
                               Attn.:  Morton A.  Pierce
                               Telephone:  (212) 259-8000
                               Facsimile:  (212) 259-6333

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section.

            SECTION 10.03 ENTIRE AGREEMENT.

            This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) and the Confidentiality Agreement supersedes all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties with respect to the subject matter hereof.

            SECTION 10.04 WAIVER.

            Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            SECTION 10.05 AMENDMENT.

            This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

            SECTION 10.06 THIRD PARTY BENEFICIARIES.

            The terms and provisions of this Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights or remedies hereunder or thereunder upon any other Person.

            SECTION 10.07 ASSIGNMENT; BINDING EFFECT.

            Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or to a successor of the relevant portion of the assigning Party's business by reason of merger, sale of all or substantially all of its assets or any similar transaction, provided that such successor agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.

            SECTION 10.08 HEADINGS.

            The table of contents and headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            SECTION 10.09 SEVERABILITY.

            If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or public policy, and if the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

            SECTION 10.10 GOVERNING LAW.

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

            SECTION 10.11 CONSENT TO JURISDICTION AND FORUM SELECTION.

            THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE INITIATED AND TRIED EXCLUSIVELY IN THE LOCAL AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN THE FEDERAL COURTS' SOUTHERN DISTRICT OF NEW YORK. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE LOCAL AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN THE FEDERAL COURTS' SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 10.02 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

            SECTION 10.12 WAIVER OF JURY TRIAL.

            EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE

TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

            SECTION 10.13 SPECIFIC PERFORMANCE.

            The Parties agree that irreparable damage could occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

            SECTION 10.14 EXPENSES.

            Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

            SECTION 10.15 COUNTERPARTS.

            This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            SECTION 10.16 SCHEDULES, EXHIBITS AND OTHER AGREEMENTS.

            The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

            SECTION 10.17 PUBLICITY.

            Except as may be required by applicable securities laws and regulations upon the advice of counsel, neither Seller, on the one hand, nor Buyer, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the terms of the transactions (i.e., purchase price, inventory price, supply price, supply term, royalty rates, etc.) contemplated by this Agreement, the Interim Supply Agreement and the License Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, provided that the press release in the form attached hereto as Exhibit F may be released and provided further other than as set forth in this Section 10.17, that nothing herein shall restrict Buyer's rights to disclose or not disclose any information pertaining to the Purchased Assets or Business following the completion of the Closing and the transfer of the Purchased Assets to Buyer hereunder.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

                               NOVARTIS PHARMACEUTICALS
                                  CORPORATION


                               By:     /s/ Lawrence S. Perlow
                                    --------------------------------------------
                                    Name:  Lawrence S. Perlow
                                    Title: Senior Vice President and General
                                           Manager of Commercial Operations


                               NOVARTIS CORPORATION


                               By:      /s/ Wayne P. Merkelson
                                    --------------------------------------------
                                    Name:   Wayne P. Merkelson
                                    Title:  Vice President


                               NEOSAN PHARMACEUTICALS INC.


                               By:      /s/ Philip S. Tabbiner
                                    --------------------------------------------
                                    Name:   Philip S. Tabbiner
                                    Title:  President